Exhibit 99.3

FTI Consulting, Inc. Completes New $350.0 Million Senior Secured Revolving Line of Credit

WEST PALM BEACH, Fla., Nov. 28, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has entered into a new five-year, $350.0 million senior secured revolving line of credit (the “Revolving Credit Facility”) which refinances its existing $250.0 million credit facility set to mature on September 25, 2015. Subject to certain conditions, at any time prior to maturity, the Company will be able to invite existing and new lenders to increase the size of the facility up to a maximum of $425.0 million. The Revolving Credit Facility has a maturity date of November 27, 2017.

The obligations of the Company under the Revolving Credit Facility are guaranteed by substantially all of the Company’s domestic subsidiaries and secured by substantially all of the Company’s and its domestic subsidiaries’ assets (including 65% of the issued and outstanding voting stock and 100% of the non-voting stock of each controlled foreign corporation owned by a domestic subsidiary guarantor).

Interest on the borrowings under the Revolving Credit Facility is payable, at the option of the Company, at either a “Base Rate” or “LIBOR,” in each case plus an applicable margin. Borrowings under the Revolving Credit Facility may be used for general corporate purposes of the Company and its subsidiaries, including capital expenditures and permitted acquisitions, subject to certain limitations.

In connection with the Revolving Credit Facility, Merrill Lynch, Pierce Fenner & Smith Incorporated, J.P. Morgan Securities LLC and HSBC Securities (USA), Inc. acted as joint lead arrangers. Bank of America, N.A. is acting as administrative agent.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Mollie Hawkes, Investor Relations & Communications Manager, FTI Consulting, +1-617-747-1791 direct, mollie.hawkes@fticonsulting.com